Exhibit 4.2

                              [MaxxZone letterhead]

                                  June 1, 2004

David M. Otto
The Otto Law Group,  PLLC
900 Fourth Avenue, Suit 3140
Seattle, WA 98164

Dear Mr. Otto:

         This letter agreement memorializes our agreement as to amending that certain Consulting Services Agreement dated February 12, 2004, by and between maxZone.com, Inc., a Nevada corporation, and The Otto Law Group, PLLC (the "Agreement"), as amended on April 22, 2004 and May 19, 2004. All capitalized terms used herein shall be ascribed those definitions provided for in the Agreement.

         Section 6 of the Agreement is hereby amended so that the Company shall issue an additional twelve million (12,000,000) shares of common stock of the Company to Consultant for the performance of the Consulting Services to the Company.

         If you agree with the foregoing, please sign below and return a copy of this letter to me by facsimile today and the original by overnight delivery.

                                            Sincerely,

                                            Walter H. Roder II

Agreed and Accepted:

The Otto Law Group,  PLLC

By:  _______________________________
     Name:  ________________________
     Title:  _______________________

Date:  __________________________